UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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Kopin Corporation

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KOPIN CORPORATION

125 North Drive, Westborough, Massachusetts 01581

April 11, 2016

To Our Stockholders:

You are cordially invited to attend the 2016 Annual Meeting of Stockholders of KOPIN CORPORATION, to be held at 9:00 a.m. on Wednesday, May 11, 2016, at the offices of Morgan, Lewis & Bockius LLP, One Federal Street, Boston, Massachusetts 02110 (the “Meeting”).

The Notice of Meeting and the Proxy Statement that follow describe the business to be considered and acted upon by the stockholders at the Meeting. Our Annual Report on Form 10-K for the fiscal year ended December 26, 2015 is also enclosed for your information.

Our Board of Directors encourages your participation in Kopin Corporation’s electoral process and, to that end, solicits your proxy with respect to the matters described in the Notice of Meeting and the Proxy Statement. You may submit your proxy by completing, dating and signing the enclosed Proxy Card and returning it promptly in the enclosed envelope. You may also vote by telephone or by the Internet, as described in the Proxy Statement. You are urged to vote by mail, telephone or Internet even if you plan to attend the Meeting.

Sincerely,

JOHN C.C. FAN Chairman

KOPIN CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On Wednesday, May 11, 2016

Notice is hereby given that the 2016 Annual Meeting (the “Meeting”) of Stockholders of Kopin Corporation (the “Company”) will be held at the offices of Morgan, Lewis & Bockius LLP, One Federal Street, Boston, Massachusetts 02110 on Wednesday May 11, 2016, at 9:00 a.m., local time, to consider and act upon the following matters:

1.	A proposal to elect seven (7) directors of the Company to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified.

2.	A proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the current fiscal year.

3.	An advisory vote to approve the compensation of the Company’s named executive officers.

4.	Such other business as may properly come before the Meeting or any adjournments, continuations or postponements thereof.

Stockholders of record at the close of business on Thursday, March 24, 2016, the record date for the Meeting, are entitled to notice of and to vote at the Meeting and any adjournments thereof. The enclosed proxy statement is being mailed to those stockholders on or about April 11, 2016. All stockholders are cordially invited to attend the Meeting.

By Order of the Board of Directors

JOHN C.C. FAN Chairman

Westborough, Massachusetts

April 11, 2016

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE COMPLETE, DATE, SIGN AND MAIL THE ENCLOSED PROXY CARD, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY, AND PROMPTLY RETURN IT IN THE PREADDRESSED ENVELOPE PROVIDED FOR THAT PURPOSE. THE ENCLOSED ENVELOPE REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. ALTERNATIVELY, YOU MAY VOTE BY TELEPHONE OR THE INTERNET AS DESCRIBED IN THE PROXY STATEMENT. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW ANY PROXY PREVIOUSLY GIVEN BY YOU AND YOU MAY VOTE YOUR SHARES IN PERSON AT THE MEETING.

KOPIN CORPORATION

125 North Drive

Westborough, Massachusetts 01581

PROXY STATEMENT

Important Notice Regarding Internet Availability of Proxy Materials for the Stockholders Meeting to be Held on Wednesday, May 11, 2016. The Proxy Statement and our 2015 Annual Report to Stockholders are also available on our website at www.kopin.com/proxy

This proxy statement and proxy are being furnished in connection with the solicitation by the Board of Directors (the “Board”) of Kopin Corporation (the “Company”) for use at the 2016 Annual Meeting of Stockholders (the “Meeting”) to be held on Wednesday, May 11, 2016, and at any adjournments, continuations or postponements thereof. This proxy statement, the accompanying proxy card and our Annual Report for the fiscal year ended December 26, 2015, were first mailed to stockholders on or about April 11, 2016. The Meeting will be held at the offices of Morgan, Lewis & Bockius LLP, One Federal Street, Boston, Massachusetts 02110 on Wednesday, May 11, 2016 at 9:00 a.m.

All solicitation expenses, including costs of preparing, assembling and mailing proxy materials, will be borne by the Company. It is expected that solicitations will be made primarily by mail, but our directors, officers and other employees also may solicit proxies by telephone and in person, without additional compensation. Arrangements will be made with brokerage houses and other custodians, nominees, and fiduciaries for proxy materials to be sent to their principals, and we will reimburse such persons for their reasonable expenses in so doing.

The close of business on Thursday, March 24, 2016, has been established as the record date for determining the stockholders entitled to notice of and to vote at the Meeting and at any adjournments thereof. As of the record date, there were 66,781,890 shares of our common stock issued and outstanding and entitled to vote. Holders of shares of our common stock are entitled to one vote for each share owned as of the record date on all matters to come before the Meeting and any adjournments thereof. The presence in person or by proxy of holders of a majority of the issued and outstanding shares of our common stock entitled to vote at the Meeting constitutes a quorum for the transaction of business at the Meeting.

Stockholders may vote by completing the enclosed proxy card and mailing it in the envelope provided, by using the toll-free telephone number provided on the proxy card, over the Internet, or in person. The Internet and telephone voting facilities for stockholders of record will close at 11:59 p.m. Eastern Time on Tuesday, May 10, 2016. Any proxy submitted prior to the Meeting may be revoked at any time before it is voted by written notice of revocation received by the Secretary of the Company prior to the Meeting, by delivering a later dated proxy in accordance with the instructions on the enclosed proxy, by voting in person at the Meeting or by revoking a written proxy by request in person at the Meeting. If the proxy submitted is not so revoked, the shares represented by such proxy will be voted in accordance with the instructions contained therein. If no choice is specified for one or more proposals in a proxy submitted by or on behalf of a stockholder, the shares represented by such proxy will be voted in favor of such proposals and in the discretion of the named proxies with respect to any other proposals which may properly come before the Meeting.

For Proposal 1, directors are elected by a plurality of shares present in person or represented by proxy at the Meeting and entitled to vote, which means that the seven individuals receiving the highest number of “FOR” votes will be elected directors. Proposals 2 and 3 will be approved upon the affirmative vote of a majority of shares present in person or represented by proxy at the Meeting and entitled to vote on each such proposal. If, in a proxy submitted on behalf of a stockholder by a person acting solely in a representative capacity, the proxy is marked clearly to indicate that the shares represented thereby are not being voted with respect to one or more proposals, then such proxies will be counted as present for purposes of establishing a quorum at the Meeting but will not be considered entitled to vote on such proposals and such “non-votes” will have no effect on the results of the voting on such proposals. Proxies marked as “abstain” as to one or more proposals will be counted as present for purposes of establishing a quorum at the Meeting and for the purpose of calculating the vote on such proposals. Such abstentions will have the effect of a vote against such proposals other than Proposal 1 (for which they will have no effect on the voting results).

The chairman of the Meeting or the holders of a majority of the shares present in person or represented by proxy at the Meeting and entitled to vote have the power to adjourn the Meeting from time to time without notice other than announcement at the Meeting of the time and place of the adjourned meeting.

As of the date of this proxy statement, we do not know of any matters which will be brought before the Meeting other than those matters specifically set forth in the Notice of Annual Meeting of Stockholders. However, if any other matter properly comes before the Meeting, it is intended that the persons named in the enclosed proxy card, or their substitutes acting thereunder, will vote on any such matter in accordance with their best judgment.

Corporate Governance Matters

Our Board has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The following table lists each of our directors for fiscal year 2015 and provides membership information for each of the committees:

Name	Audit	Compensation	Nominating and Corporate Governance
John C.C. Fan
James K. Brewington			X
David E. Brook
Andrew H. Chapman	X	X
Morton Collins	X	X
Chi Chia Hsieh			X
Michael J. Landine	X		X

Corporate Governance Guidelines

Our Board has adopted charters for each of its Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Our Board also has adopted corporate governance guidelines, a code of business conduct and ethics for employees, executive officers and directors and a whistleblower policy regarding the treatment of complaints on accounting, internal accounting controls and auditing matters. All of these documents are available on our website at www.kopin.com under the heading “Investors: Corporate Governance.” A copy of any of these documents may be obtained, without charge, upon written request to Kopin Corporation, c/o Investor Relations, 125 North Drive, Westborough, MA 01581.

Corporate Governance Practices and Board Independence

Each year, our Board reviews the relationships that each director has with us and with other parties. With the exception of Dr. Fan, our Chief Executive Officer, only those directors who do not have any of the categorical relationships that preclude them from being independent within the meaning of applicable NASDAQ Stock Market, Inc. Marketplace Rules, or the “NASDAQ” Rules, and who the Board affirmatively determines have no relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, are considered to be independent directors. Our Board has reviewed a number of factors to evaluate the independence of each of its members. These factors include the members’ current and historic relationships with us and our competitors, suppliers and customers; their relationships with management and other directors; the relationships their current and former employers have with us; and the relationships between us and other companies of which a member of our Board is a director or executive officer. After evaluating these factors, our Board has determined that a majority of the members of the Board, namely James Brewington, David Brook, Andrew Chapman, Morton Collins, Chi Chia Hsieh and Michael Landine, do not have any relationships that would interfere with the exercise of independent judgment in carrying out their responsibilities as a director and are independent directors of Kopin Corporation within the meaning of applicable NASDAQ Rules.

In making its independence determinations, our Board considered transactions occurring since the beginning of 2008 between us and entities associated with the independent directors or members of their immediate family. All identified transactions that appear to relate to Kopin Corporation and a person or entity with a known connection to a director are presented to the Board for consideration. In making its subjective determination that each non-employee director is independent, our Board considered the transactions in the context of the NASDAQ Rules, the standards established by the Securities and Exchange Commission (“SEC”) for members of audit committees, and the SEC and Internal Revenue Service standards for compensation committee members. In each case, our Board determined that, because of the nature of the director’s relationship with the entity and/or the amount involved, the relationship did not impair the director’s independence. Our Board’s independence determinations included reviewing the following transactions and relationships:

Dr. Hsieh is a director of a company, KoBrite Corp, (“KoBrite”), in which Kopin owns a minority interest. Dr. Hsieh is also a director of Bright LED, which is the majority owner of KoBrite. Mr. Brook, one of our directors, is a partner of the patent law firm of Hamilton, Brook, Smith & Reynolds P.C., which is our patent counsel. During fiscal year 2015, we paid Hamilton, Brook, Smith & Reynolds P.C. fees for legal services of approximately $917,000.

Nomination and Election of Directors

When seeking candidates for director, the Nominating and Corporate Governance Committee (the “Nominating Committee”) may solicit suggestions from incumbent directors, management or others. After conducting an initial evaluation of a candidate, the Nominating Committee will interview that candidate if it believes the candidate might be suitable to serve as a director. The Nominating Committee may also ask the candidate to meet with our management. If the Nominating Committee believes a candidate would be a valuable addition to the Board and there is either a vacancy on the Board or the Nominating Committee believes it is in the best interests of Kopin Corporation and its stockholders to increase the number of board members, it will recommend to the full Board that candidate’s election.

Before nominating a sitting director for re-election at an annual stockholder meeting, the Nominating Committee will consider the director’s performance on the Board and whether the director’s re-election would be consistent with our corporate governance guidelines and our continued compliance with applicable laws, rules and regulations.

Our Board believes that it should be comprised of directors with diverse and complementary backgrounds, and that directors should have expertise that, at a minimum, may be useful to us and may contribute to the success of our business. Directors also should possess the highest personal and professional ethics and should be willing and able to devote an amount of time sufficient to effectively carry out their duties and contribute to the success of our business. When considering candidates for director, the Nominating Committee takes into account a number of factors, which may include the following:

•	Independence from management;

•	Age, gender and ethnic background;

•	Relevant business experience;

•	Judgment, skill and integrity;

•	Existing commitments to other businesses;

•	Potential conflicts of interest;

•	Corporate governance background;

•	Financial and accounting background;

•	Executive compensation background; and

•	Size and composition of the existing Board.

Stockholder Proposals

The Nominating Committee will consider candidates for director suggested by stockholders by considering the foregoing criteria and the additional information referred to below. Stockholders wishing to suggest a candidate for director should write to Kopin Corporation, c/o Investor Relations, 125 North Drive, Westborough, MA 01581, and include the following:

•	The name and address of the stockholder and a statement that he, she or it is one of our stockholders and is proposing a candidate for consideration by the Nominating Committee;

•

The class and number of shares of our capital stock owned by the stockholder as of the record date for the annual stockholder meeting (if such date has been announced) and as of the date of the notice, and length of time such stockholder has held such shares;

•	The name, age and address of the candidate;

•	A description of the candidate’s business and educational experience;

•	The class and number of shares of our capital stock, if any, owned by the candidate, and length of time such candidate has held such shares;

•

Information regarding each of the foregoing criteria the Board generally considers, other than the factors regarding Board size and composition, sufficient to enable the committee to evaluate the candidate;

•	A description of any relationship between the candidate and any of our customers, suppliers or competitors or any actual or potential conflict of interest;

•	A description of any relationship or understanding between the stockholder and the candidate; and

•	A written statement by the candidate that the candidate is willing to be considered and willing to serve as a director if nominated and elected.

Under our by-laws, nominations for directors may be made only by or at the direction of the Board, or by a stockholder of record at the time of giving notice who is entitled to vote and delivers to Kopin Corporation written notice along with the additional information and materials required by the by-laws not less than 30 days nor more than 75 days prior to the first anniversary of the immediately preceding year’s annual meeting. For our annual meeting in the year 2017 we must receive this notice no earlier than February 25, 2017 and no later than April 11, 2017 to be eligible for consideration at the annual meeting in 2017. You can obtain, without charge, a copy of the by-laws by writing to Kopin Corporation, c/o Investor Relations, 125 North Drive, Westborough, MA 01581.

Stockholders may present proposals other than director nominations that may be proper subjects for inclusion in the proxy statement and for consideration at an annual meeting. For our annual meeting in the year 2017, pursuant to the requirements in our by-laws, we must receive this notice no earlier than February 25, 2017 and no later than April 11, 2017 to be eligible for consideration at the annual meeting in 2017, but which are not included in the proxy statement.

Under Rule 14a-8 of the Securities and Exchange Act of 1934, stockholders must deliver proposals to Kopin Corporation not later than December 12, 2016 if the proposal is submitted for inclusion in our proxy materials for the annual meeting in 2017.

Stockholder Communications with the Board

The Board has established a process for stockholders to send communications to our Board or any individual director. Stockholders may send written communications to the Board or any director to Kopin Corporation, Board of Directors, c/o Chief Financial Officer, 125 North Drive, Westborough, MA 01581.

Related Transactions

The Audit Committee reviews and approves certain transactions or relationships involving Kopin and its directors, executive officers and their affiliates. In reviewing a transaction or relationship, the Audit Committee will take into account, among other factors it deems appropriate, whether it is on terms no more favorable than to an unaffiliated third party under similar circumstances, as well as the extent of the related party’s interest in the transaction. Our Code of Business Conduct and Ethics for Employees, Executive Officers and Directors prohibits any transaction or relationship that would create a conflict of interest, unless approved by the Board. Conflicts of interests are to be reported to the applicable employees’ immediate supervisor or our Chief Financial Officer.

We do not currently provide personal loans to our executive officers or directors. Other than Proposal 1, none of our directors, executive officers or their associates have a substantial interest in any of the matters to be acted upon at the Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Our by-laws provide that the Board shall consist of not less than three nor more than thirteen directors. The Board has fixed the number of directors at seven. Unless authority is withheld, it is the intention of the persons voting under the enclosed proxy to vote such proxy in favor of the election of each of the nominees to be a director until the 2017 Annual Meeting of Stockholders and until their respective successors are elected and qualified. If any nominee is unavailable, such votes will be cast by the proxies either for a substitute nominee selected by the proxies or to fix the number of directors at a lesser number. Our Board currently has no reason to expect that any of the nominees will be unavailable.

Required Vote

The election of directors requires a plurality of the votes properly cast by or on behalf of the holders of our common stock at the Meeting which means that the seven individuals receiving the highest number of “FOR” votes will be elected directors. Any “non-votes” and abstentions from voting received will have no effect on the results of this Proposal 1.

The Board of Directors has nominated and recommends that you vote FOR the election of each of the nominees listed below to serve as our Directors until the 2017 Annual Meeting of Stockholders or until their successors are duly elected and qualified.

Set forth below are the name and age for each director nominee, his or her principal occupation and business experience during the past five years and the names of other publicly traded companies of which he served as a director.

Name	Age	Served as Director Since	Position and Offices with the Company
John C.C. Fan	72	1984	President, Chief Executive Officer, Director and Chairman of the Board
James K. Brewington	72	2006	Director
David E. Brook	75	1984	Secretary and Director
Andrew H. Chapman	61	1985	Director
Morton Collins	80	1985	Director
Chi Chia Hsieh	71	1995	Director
Michael J. Landine	62	2003	Director

Beyond their general business acumen and insights, the Board of Directors believes the proposed directors bring the following skill sets and benefits to the Company:

John C.C. Fan – Dr. Fan is the Founder of Kopin Corporation and has served as our Chief Executive Officer and Chairman of the Board since our organization in April 1984. Dr. Fan received a Ph.D. in Applied Physics from Harvard University.

James K. Brewington – Mr. Brewington served as president of Lucent Technologies Mobility Solutions Group where he was responsible for all wireless infrastructure for the mobility segment, including global wireless development and product architecture. Our Golden-i technology is designed for integration in or with wireless devices such as cell phones. Mr. Brewington provides general business counsel and specifically on the direction of wireless technologies used by us in developing our strategies.

David E. Brook – We make significant investments in research and developing new technologies. Mr. Brook is a founder and partner of Hamilton, Brook, Smith & Reynolds P.C., a law firm specializing in intellectual property (IP) rights. Mr. Brook counsels the Company on developing IP strategies to protect our investments.

Andrew Chapman – We are still in a growth stage and Mr. Chapman has managed and served on the boards of numerous start-up technology companies and provides us counsel on dealing with both day-to-day issues and developing strategies during our formative years.

Morton Collins – Dr. Collins has served on the board of directors of several venture capital partnerships, private and public companies and has an extensive technology background. Dr. Collins provides us with counsel based on his experience in finance and company creation.

Chi Chia Hsieh – We have significant sales and investments in Taiwan, Korea, Japan and China and a critical step in the production of our display products occurs in Taiwan. Dr. Hsieh provides us with counsel on Asian business practices and relationships with Asian business leaders.

Michael Landine – Mr. Landine has served as Chief Financial Officer and Senior Vice President of Corporate Development at Alkermes, Inc., a publicly-held company, and has served on the board of directors of other publicly-held corporations. Mr. Landine provides counsel to us as Chairman of the Audit Committee and in evaluating strategic investment opportunities.

The board of directors considers diversity in terms of education, business experience and nationality when considering board of director candidates. There are no family relationships between any of our directors, officers or nominees.

Background of Nominees for Director and Certain Officers

Nominees

John C.C. Fan, President, Chief Executive Officer, Chairman of the Board. Dr. Fan has served as our Chief Executive Officer and Chairman of the board since our organization in April 1984. He has also served as our President since July 1990. Prior to July 1985, Dr. Fan was Associate Leader of the Electronic Materials Group at MIT Lincoln Laboratory. Dr. Fan is the author of numerous patents and scientific publications. Dr. Fan received a Ph.D. in Applied Physics from Harvard University. During the past five years Dr. Fan has not served on the board of directors of any other public companies or registered management investment companies.

James K. Brewington, Director. Mr. Brewington has served as one of our directors since 2006. Mr. Brewington retired as President of Developing Markets at Lucent Technologies in 2007. Prior to heading Lucent’s Developing Markets group, Mr. Brewington served as president of that company’s Mobility Solutions Group, where he was responsible for all wireless infrastructure for the mobility segment, including global wireless development and product architecture, project management, and business and product management. He began his career at AT&T in 1968, and over the ensuing years he has held various executive management positions in the telecommunications industry, including overseeing Bell Telephone Wireless Laboratories. Mr. Brewington is currently a member of the board of directors of Sonus Networks, Inc., a public company. During the past five years Mr. Brewington has not served on the board of directors of any other public companies or registered management investment companies.

David E. Brook, Secretary and Director. Mr. Brook has served as one of our directors since 1984. Mr. Brook is a founder and partner of the intellectual property law firm of Hamilton, Brook, Smith & Reynolds P.C. in Concord, Massachusetts. During the past five years Mr. Brook has not served on the board of directors of any other public companies or registered management investment companies.

Andrew H. Chapman, Director. Mr. Chapman has served as one of our directors since 1985. From 2003 to the present, Mr. Chapman has been a private investor. Mr. Chapman has founded, managed, been a director of and/or invested in numerous technology start-up companies over the past 20 years. Mr. Chapman received a B.A.

from Yale College and an MBA from The Wharton School of the University of Pennsylvania. During the past five years Mr. Chapman has not served on the board of directors of any other public companies or registered management investment companies.

Morton Collins, Director. Dr. Collins has served as one of our directors since 1985 and was elected our Lead Independent Director in 2014. Dr. Collins received his PhD in Chemical Engineering from Princeton University and his PhD in Science from University of Delaware. From October 1968 to June 1974, Dr. Collins was the Founder and Chief Executive Officer of Data Science Ventures, Inc. (DSV I). He was a Founder of DSV Associates (DSV II); DSV Partners III (DSV III); DSV Partners IV (DSV IV) and has been the Managing Partner of each since their formation in 1974, 1981 and 1985 respectively. These organizations provide venture capital and management assistance to early-stage high-technology companies. In July of 1997 Dr. Collins became a Special Limited Partner of Cardinal Partners, the successor to the DSV series of partnerships. In August of 2003 Dr. Collins became a General Partner of Battelle Ventures which he founded. Dr. Collins is currently a member of the board of directors of Inovio Biomedical Corporation, a public company. During the past five years Dr. Collins has not served on the board of directors of any other public companies or registered management investment companies other than Strategic Diagnostic, Inc.

Chi-Chia Hsieh, Director. Dr. Hsieh has served as one of our directors since December 1995. Dr. Hsieh is currently the Chairman and was previously the President of Microelectronics Technology Inc., a Taiwan corporation publicly traded on the Taiwan Stock Exchange. Dr. Hsieh is Chairman of the board of directors of IQE Taiwan, a Taiwan corporation in which we formerly were a majority stockholder until January 2013. Dr. Hsieh is also a member of the board of directors of BriteLED, a Taiwan Corporation publicly traded on the Taiwan Stock Exchange. Dr. Hsieh is currently a member of the board of directors of Microelectronics Technology Inc., Advanced Wireless Systems, Bright LED Electronics Corp., and Taiwan Cement Corporation, all public companies. During the past five years Dr. Hsieh has not served on the board of directors of any other public companies or registered management investment companies.

Michael J. Landine, Director. Mr. Landine has served as one of our directors since 2003. Mr. Landine is Senior Vice President of Corporate Development of Alkermes, Inc., where he has worked for over 20 years. Mr. Landine served for 10 years as the Chief Financial Officer and Treasurer of Alkermes. From 1976 to 1983, Mr. Landine worked for the international accounting firm Touche Ross & Co. During the past five years Mr. Landine has not served on the board of directors of any other public companies or registered management investment companies other than GTC Biotherapeutics Inc., a publicly-traded biotechnology company.

Officers

John C.C. Fan, President, Chief Executive Officer, Chairman of the board. Dr. Fan, age 72, has served as our Chief Executive Officer and Chairman of the board since our organization in April 1984. He has also served as our President since July 1990. Prior to July 1985, Dr. Fan was Associate Leader of the Electronic Materials Group at MIT Lincoln Laboratory. Dr. Fan is the author of numerous patents and scientific publications. Dr. Fan received a Ph.D. in Applied Physics from Harvard University.

Richard A. Sneider, Treasurer and Chief Financial Officer. Mr. Sneider, age 55, has served as our Treasurer and Chief Financial Officer since September 1998. Mr. Sneider is a former Certified Public Accountant and was formerly a partner of the international public accounting firm, Deloitte & Touche LLP, where he worked for 16 years.

Hong Choi, Chief Technology Officer and Vice President. Dr. Choi, age 64, joined us as Chief Technology Officer in July 2000. Previously, Dr. Choi served as Senior Staff Member at MIT Lincoln Laboratory, where he worked for 17 years. Dr. Choi received a Ph.D. in Electrical Engineering from the University of California, Berkeley.

Bor-Yeu Tsaur, Executive Vice President—Display Operations. Dr. Tsaur, age 60, joined us as Executive Vice President – Display Operations in July 1997. From 1993 to 1997, Dr. Tsaur served as Group Leader, Electronic Material Group, at MIT Lincoln Laboratory. Dr. Tsaur received a Ph.D. in Electrical Engineering from the California Institute of Technology.

Board Structure and Risk

Our Board leadership structure is commonly utilized by other public companies in the United States, and we believe that it is effective for us. This leadership structure is appropriate for us given the size and scope of our business, the experience and active involvement of our independent directors, and our corporate governance practices, which include regular communication with and interaction between and among the Chief Executive Officer and the Chief Financial Officer and the independent directors. Pursuant to our by-laws, our Board selects the Chairman and the Chief Executive Officer that it determines to be in the best interest of our stockholders. With the exception of Dr. Fan, each of the directors is independent under the NASDAQ Rules and the applicable SEC rules and regulations. Morton Collins is our Lead Independent Director. We believe that having a combined Chairman and Chief Executive Officer and independent chairs for each of our Board committees provides the best form of leadership for us. We have a single leader for our Company with oversight of our operations by experienced independent directors who have appointed three independent committee chairs.

We believe that our directors provide effective oversight of risk management functions. Annually we perform a risk review wherein the management team evaluates the risks facing us in the upcoming year and over a longer term horizon, typically three years. From this risk assessment plans are developed to deal with the risks identified. This risk assessment is provided to the Board of Directors and their input is reflected in the annual risk assessment. In addition members of our management periodically present to the Board the strategies, issues and plans for the product lines they manage. The Compensation Committee also reviews our incentive plans to determine if they result in management behavior which may result in additional risk beyond the plans intended purpose. While the Board oversees our risk management, our management is responsible for day-to-day risk management processes. Additionally, the Board requires that management raise exceptional issues to the Board. We believe this division of responsibilities is the most effective approach for addressing the risks facing us and that the Board leadership structure supports this approach.

Board and Committee Meetings

During the fiscal year 2015, our Board held 5 meetings. For each director, overall attendance at board meetings and relevant committee meetings, either in person or by conference call, was greater than 75%. All of our then directors attended the 2015 annual stockholder meeting. Although we currently do not require our directors to attend annual stockholder meetings, we do encourage directors to do so and welcome their attendance.

Audit Committee: We have established a separately designated Audit Committee as defined by Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. Our Audit Committee is composed of three directors, Morton Collins, Andrew H. Chapman and Michael J. Landine, each of whom the Board has determined is independent under the NASDAQ Rules and the applicable SEC rules and regulations. The Board has determined that Mr. Landine is an “audit committee financial expert” as defined by Item 407(d)(5)(ii) of Regulation S-K of the Exchange Act. Our Board adopted an Audit Committee Charter which is available on our website at www.kopin.com under the heading “Investors: Corporate Governance.” Our Audit Committee Charter delegates to the Audit Committee the responsibility, among other things, to engage our independent auditors, review the audit fees, supervise matters relating to audit functions, review and set internal policies and procedure regarding audits, accounting and other financial controls, and review related party transactions. The Audit Committee pre-approved all audit and non-audit services provided by Deloitte & Touche LLP for fiscal year 2015. During the 2015 fiscal year, our Audit Committee met in person or through a conference call 7 times. All members participated in all 7 meetings.

Nominating and Corporate Governance Committee: Our Nominating and Corporate Governance Committee presently is composed of three directors, Mr. Brewington, Dr. Hsieh and Mr. Landine, each of whom the Board has determined is independent under applicable SEC and NASDAQ Rules. The Nominating and Corporate Governance Committee is responsible, among other things, for considering potential Board members, making recommendations to the full Board as to nominees for election to the Board, assessing the effectiveness of the Board and implementing our corporate governance guidelines. The charter of the Nominating and Corporate Governance Committee is available on the Company’s website at www.kopin.com under the heading “Investors: Corporate Governance.” During the 2015 fiscal year, our Nominating and Corporate Governance Committee met in person or through a conference call 2 times and all 3 members participated in both meetings.

Compensation Committee: Our Compensation Committee presently is composed of two directors, Dr. Collins and Mr. Chapman, each of whom the board has determined is independent under applicable SEC and NASDAQ Rules. The charter of the Compensation Committee is available on our website at www.kopin.com under the heading “Investors: Corporate Governance”. During the 2015 fiscal year, our Compensation Committee met in person or through a conference call 4 times and both members participated at each meeting. The Compensation Committee is responsible for the approval of remuneration arrangements for our executive officers, review and approval of compensation plans relating to executive officers and directors, including grants of stock options, restricted stock and stock grants under our 2010 Equity Incentive Plan and other benefits and general review of our employee compensation policies.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board of directors or Compensation Committee. None of the current members of our Compensation Committee has ever been an employee of Kopin or any subsidiary of Kopin.

STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of December 26, 2015 by all those known by us to be beneficial owners of more than 5% of our common stock and as of March 24, 2016 for all of our directors, named executive officers and all of our executive officers and directors as a group.

Name	Amount and Nature of Beneficial Ownership(1)	Percent
John C.C. Fan	3,504 769	5.3
James K. Brewington	110,000	*
David E. Brook	203,760	*
Andrew H. Chapman	104,000	*
Morton Collins(2)	232,000	*
Chi Chia Hsieh	176,000	*
Michael J. Landine	100,000	*
Bor Yeu Tsaur	619,810	*
Richard A. Sneider	379,133	*
Hong Choi	355,181	*

All directors and executive officers as a group (11 persons)	5,784,653	8.7
AWM Investment Company,(3)	6,405,598	9.7
Blackrock, Inc.(4)	6,398,557	9.7
First Eagle Investments Management LLC,(5)	5,963,549	9.0
T. Rowe Price Associates, Inc (“Price Associates”)(6)	3,393,926	5.1

*	Less than 1%
(1)	Unless otherwise indicated in these footnotes, each stockholder has sole voting and investment power with respect to the shares beneficially owned.
(2)	Included within Mr. Collins Beneficial Ownership is 177,000 shares held in trusts for which he disclaims beneficial ownership.
(3)	Based on information set forth in a Schedule 13G/A filed by AWM Investment Company on February 11, 2016. AWM Investment Company’s business address is 527 Madison Avenue, Suite 2600, New York, NY 10022.
(4)	Based on information set forth in a Schedule 13G/A filed by Blackrock, Inc. on January 26, 2016. Blackrock, Inc.’s business address is 55 East 52 Street, New York, NY 10055.
(5)	Based on information set forth in a Schedule 13G/A filed by First Eagle Investments Management LLC on February 1, 2016. First Eagle Investments Management LLC’s business address is 1345 Avenue of the Americas, New York, NY 10105.
(6)	Based on information set forth in a Schedule 13G/A filed by T. Rowe Price Associates, Inc on February 11, 2016. T. Rowe Price Associates, Inc’s business address is 100 E. Pratt Street, Baltimore, Maryland 21202.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on a review of reports furnished to us or written representations from our directors and executive officers and other information, we believe that 6 of our directors, and none of our executive officers and 10% stockholders, failed to file on a timely basis the reports required to be filed pursuant to Section 16 of the Exchange Act during the fiscal year 2015. Each of our non-employee directors reported their annual stock grant of 10,000 shares of restricted stock for the fiscal year 2015, which were granted on May 8, 2015, on a Form 4 filed on May 11, 2015.

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Compensation Discussion and Analysis

The following compensation discussion and analysis summarizes our philosophy and objectives regarding the compensation of our named executive officers, including how we determine elements and amounts of executive compensation. The following compensation discussion and analysis should be read in conjunction with our tabular disclosures which directly follow the discussion, beginning on page 20 of this proxy statement.

This Compensation Discussion and Analysis, or CD&A, describes the company’s executive compensation program, philosophy and objectives as they related to our 2015 Named Executive Officers (“NEOs”). Our NEOs for 2015 were the following:

•	John C.C. Fan, President, Chief Executive Officer, Chairman of the Board

•	Richard A. Sneider, Treasurer and Chief Financial Officer

•	Boryeu Tsaur, Executive Vice President—Display Operations

•	Hong, Choi, Chief Technology Officer

Executive Summary

Provided below are key Company performance and executive compensation highlights for 2015.

Company Performance Highlights:

In 2015 we continued to make substantial progress to reinvent the Company as the leading provider of enterprise and consumer wearable technologies and solutions. Below is a summary of certain performance highlights which occurred in 2015:

•	Strategic transition continues to be on track:

•

In furtherance of our strategic initiative we hired a VP of Business Development for defense applications (formerly of Intevac Photonics), a Chief Optical Scientist (formerly of Olympus Corporation), a General Manager of China operations (formerly of Motorola Mobility) and a Chief Display Scientist (formerly of Matsushita Electric Industry Co.);

•	We continued commercial headset system design and development of Solos™, a wearable headset for health & fitness;

•	A Tier 1 Health & Fitness company introduced a product based on our technology in January 2016, bringing the number of Tier-One companies developing products with our technology to 5;

•	We developed the Nanojet process for more uniform liquid crystal layering the fabrication of displays

•	We received follow on orders for our display products to support the Joint Strike Fighter program, a program that over its life cycle could provide the Company with over $100 million in revenues; and

•	We sold previous equity investments and recorded gains on the sale of approximately $9.2 million.

Compensation Highlights:

Summarized below are highlights with respect to executive compensation in 2015:

•	No base salary increases were provided to the Named Executive Officers (NEOs) for 2015.

•

Since our strategic transition in 2013, our primary objectives continue to be technology and business development related milestones. Accordingly, the Compensation Committee awarded a discretionary cash bonus of $25,000 to each of the NEOs based on the Company’s performance against our strategic initiatives.

•

Our CEO received an equity award of 353,296 shares of restricted common stock of the Company. The awards will vest ratably at each of the next three December 10th following the grant date (February 13, 2015). Our CFO, CTO and EVP of Display Operations each received an equity award of 75,000 shares of restricted common stock of the Company that will vest ratably over the following four December 10th following the grant date (February 13, 2015).

Key Compensation Governance Attributes

Our pay practices emphasize good governance and market practice

What We Do	What We Don’t Do
✓ Stock Ownership guidelines for the CEO and Non-Employee Directors ✓ Maintain a clawback policy ✓ Emphasize on pay for performance	☒ No employement agreements for anyone other than the CEO ☒ No excise tax gross-up provisions ☒ No executive perquisites

2015 Say on Pay Vote:

•

In 2015, our stockholders voted on our executive compensation program (also known as “Say on Pay”) for the fifth time and of the 38,724,671 votes returned, 33,779,759, or 87.2% approved it. The Committee considered the stockholders endorsement of the Committee’s decisions and policies and Kopin Corporation’s overall executive compensation program in continuing the pay-for-performance program that is currently in place.

Compensation Philosophy

We believe that our NEOs play a critical role in the operational and financial performance of our company that creates long-term value for our stockholders. Accordingly, our executive compensation philosophy is to reward our executives for individual performance and for contributions to our performance. We believe that the markets that our products are targeted at, specifically “Wearble Technologies” are in their early development stage. As the customer requirements are being defined, we need to adapt and refine our products which place greater emphasis on successful development efforts and less on operational metrics used by businesses who serve more traditional markets.

Accordingly, we attempt to strike a balance between lead (strategic initiatives) and lag (financial metrics) performance indicators. We believe it is more important to reward our strategic initiatives such as the development of new products and/or technology than financial metrics. We would expect as the market begins to evolve that a shift more towards financial metrics will take place. We do not believe in a “feast” of “famine” incentive philosophy based on a particular year’s operational metrics but rather a long-term sustainable compensation system.

As a result, we strive to counterbalance our employee retention objectives and pay-for-performance objectives. Historically we believe we have accomplished this by compensating our executives with a combination of base salary, performance bonus awards and long-term equity-based retention compensation. There is no pre-established policy for the allocation between either cash or non-cash compensation but we do emphasize long term results over annual achievements.

We believe that the quality, commitment and performance of our executives are critical factors affecting our long-term value. Accordingly, our compensation objectives include:

•	aligning our executive interests with the Company’s goals and our stockholder interests;

•	retaining our executives and key employees; and

•	rewarding individuals for their performance.

In addition, we periodically use benchmarks and peer group comparisons to assist us in determining whether our executive compensation is appropriate in light of our compensation objectives and philosophy.

Role of the Compensation Committee

The Compensation Committee of our Board of Directors sets our executive compensation policies and determines the amounts and elements of compensation for our executive officers. As set forth in the Compensation Committee’s written charter, its responsibilities include establishing compensation policies for our directors and executive officers; reviewing and approving the Chief Executive Officer’s annual compensation; approving employment agreements or arrangements with executive officers; administering our 2010 Equity Incentive Plan and legacy equity award plans (the “Equity Plans”) and approving grants under these Equity Plans; and making recommendations regarding any other incentive compensation or equity-based plans. The Compensation Committee may delegate certain authority with respect to compensation matters to our executive officers.

The Compensation Committee considers the amounts and elements of compensation for our executive officers, both for the past and the upcoming fiscal year based on the following:

•	the Company’s next fiscal year’s forecasted development and financial results;

•	the evaluation and performance review process;

•	the Compensation Committee members’ personal experience and trends identified in the peer group benchmarking analysis

For all employees, other than our executive officers, Chief Executive Officer and Chief Financial Officer, the Compensation Committee approves ranges of merit increase, for example 2% to 3%, of base salary compensation based on recommendations from the Chief Executive Officer.

For all executive officers other than our Chief Executive Officer and Chief Financial Officer, the Compensation Committee establishes and approves the base salary compensation based on recommendations from the Chief Executive Officer.

With respect to compensation of our Chief Executive Officer and Chief Financial Officer, the Compensation Committee establishes and approves the compensation determinations based on the Compensation Committee’s evaluation and performance reviews of our Chief Executive Officer and Chief Financial Officer.

A copy of the Compensation Committee charter is posted on our website, www.kopin.com, under the heading “Investors: Corporate Governance.” In 2015, our Compensation Committee consisted of Dr. Collins, Chair and Mr. Chapman, each of whom is an independent director as determined by our Board of Directors, based upon the NASDAQ Rules and our independence guidelines.

The Role of Management

At the request of the Committee, NEOs of the Corporation may be present at Compensation Committee meetings for discussion purposes. However, they have no involvement in the decisions made by the Committee, nor do they have a vote on any matters brought before the Committee. The Compensation Committee meets with the Chief Executive Officer to discuss his performance and compensation package, but ultimately decisions regarding his package are made solely based upon the Committee’s deliberations, as well as input from the compensation consultant, as requested. The Compensation Committee considers recommendations from the Chief Executive Officer, as well as input from the compensation consultant as requested, to make decisions regarding other NEOs.

Role of the Compensation Consultant

In making its determinations with respect to executive compensation, the Compensation Committee has periodically engaged the services of a compensation consultant to provide input on trends in executive compensation and to obtain an outside perspective on our executive compensation practices and assist with our peer group benchmarking analysis. The Compensation Committee does not believe a formal annual peer group assessment by an independent third party is necessary unless either internal factors, such as employee turn-over, or external factors, such as published reports in industry periodicals, indicate significant changes in executive compensation have taken place. In preparation of the 2016 proxy statement the Company asked Pearl Meyer to compute the potential value of Dr. Fan’s post employment medical benefits and to review a draft of the proxy statement.

The compensation consultant reports directly to the Compensation Committee and carries out responsibilities as assigned by the Committee. The Compensation Committee has the sole authority to retain and terminate the compensation consultant and to approve the compensation consultant’s fees and all other terms of the engagement. The Committee exercised this authority to engage Pearl Meyer as its independent compensation consultant and has direct access to the compensation consultant throughout the year. Pearl Meyer serves as an advisor to the Compensation Committee on topics primarily related to Board and executive compensation. Pearl Meyer reports directly to the Compensation Committee Chair, takes direction from the Compensation Committee, and does not provide us with any services other than the services provided at the request of the Compensation Committee.

The Compensation Committee regularly reviews the services provided by its outside consultants and believes that Pearl Meyer is independent in providing executive compensation consulting services. The Compensation Committee conducted a specific review of its relationship with Pearl Meyer in 2015 and determined that Pearl Meyer’s work for the Compensation Committee did not raise any conflicts of interest, consistent with the guidance provided under the Dodd-Frank Wall Street Reform and Consumer Protection Act, and by the SEC and the NASDAQ Global Market, or Nasdaq.

Compensation Determinations

In making determinations with respect to amounts and elements of executive compensation, the Compensation Committee evaluates our overall performance during the year against development plans and annual budgets; evaluates the Chief Executive Officer’s achievements against the Board’s expectations; obtains input from the Chief Executive Officer on the performance reviews of the other executive officers; evaluates the potential for future contributions by each executive to our long-term success; and periodically compares our executive compensation against a benchmarking analysis of a group of peer companies. We did not perform a formal benchmarking analysis in 2015 as one was performed in 2014.

Peer Group Benchmarking

In 2014 the Compensation Committee engaged Pearl Meyer to assist in selecting a new peer group with a median revenue and market capitalization size that approximated ours. The following 16 companies were selected:

• CEVA Inc.	• Intevac Inc.
• Clearfield, Inc.	• Mesa Laboratories Inc.
• CVD Equipment Corp.	• Microvision Inc.
• eMagin Corp.	• NVE Corp.
• GSI Technology Inc.	• PDF Solutions Inc.
• ID Systems Inc.	• Pixelworks, Inc..
• Immersion Corp.	• QuickLogic Corp.
• Innovative Solutions & Support Inc.	• Rubicon Technology, Inc.

Elements of Compensation

Our compensation program is designed to be simple, straightforward and fair. We use the following compensation and benefits elements to provide an overall competitive compensation and benefits package that is tied to creating stockholder value and supporting the execution of our business strategies:

•	Base salary;

•	Annual bonus;

•	Long-term incentives;

•	A nominal perquisite; and

•	Employment and change-in-control agreements for the Chief Executive Officer.

The combination and allocation of the components and the target amount of each component is influenced by the role of the executive officer, individual performance, expected contributions, market practices, and the total value of all the compensation and benefits available to the individual executive officers. The Compensation Committee reviews and considers each component for each executive officer before making compensation decisions. Historically we have weighted the mix of compensation more towards base salary and long term equity incentive plans and to a lesser extent short term cash bonuses as discussed below.

Compensation Element Detail

Base Salary

We believe that establishing an appropriate level of annual base salary for our executives is an important element in retaining and motivating our executive officers. In determining base salaries for our executive officers, the Compensation Committee considers the responsibilities of each position, cost of living adjustments and the skills and experience required for each job. The Compensation Committee’s determinations are influenced heavily by the evaluations and performance reviews for each executive officer by our Chief Executive Officer, as discussed above. In addition, the Compensation Committee reviews the peer group benchmarking analysis if performed, and finally, reviews total compensation for reasonableness prior to making any final determinations.

In furtherance of our executive retention goals and as the Company has transitioned its business model, over the last three years we have established a base salary for our executives (excluding our Chief Executive Officer) that represents approximately 50 to 60 percent, on average, of their total annual compensation. For our Chief Executive Officer approximately 40% of his compensation over the last three years has been base salary. We believe this is appropriate given our focus on strategic milestone achievement related to developing new technologies and products critical to our future growth.

The following table summarizes the base salaries for the 2015 executive officers:

Officer	Salary
Dr. Fan	$553,261
Mr. Sneider	345,325
Dr. Tsaur	385,334
Dr. Choi	270,579
Mr. Presz	106,606

Annual Bonus

Historically we used annual cash bonus awards as a tool in motivating our executives but not the primary tool to attract, retain and motivate executives. We believe that there are larger companies that have a wider-range and more complicated reward programs which, due to our size and development stage, do not make the most sense. We believe our executive officers are drawn to a smaller company such as ours for the potential wealth that can be created by growing our company. This potential wealth is more likely created through our long-term equity-based incentive compensation plan. We therefore use annual bonus awards to provide some element of a more immediate reward to motivate our employees.

As commercial Wearable Technology computing products is a relatively new category and the product requirements are changing rapidly; establishing short-term goals that can be meaningfully measured and motivate employees is difficult. Accordingly, we have used discretionary cash bonuses which have been awards based on the Compensation Committee’s review of the Company’s performance against our strategic initiatives. For fiscal 2015, the Compensation Committee awarded $25,000 to each NEO as discretionary bonus.

Long-Term Incentives

We believe that including an equity-based incentive component of compensation is a critical tool for motivating our executives and certain employees. We believe that granting equity awards to our executives aligns executive compensation with long-term stockholder value. By awarding executive officers with equity awards that vest over time, we believe that our executive officers will have a continuing stake in our long-term success.

We weight our total executive compensation towards restricted stock awards which either vest upon the achievement of certain milestones or vest over time. While our management can improve our financial performance through the sales of our current products, cost reduction efforts, process improvements and other short-term advancements, we believe that our executive officers’ focus on long-term achievements, particularly increasing our product and patent portfolios, will create the greatest stockholder value. We believe that by granting our executives meaningful levels of equity awards that vest both in the short and long term we will achieve the proper balance between incentivizing them to focus on the current fiscal year’s results and longer-term strategies of the Company.

In determining the size of each equity award granted to our executive officers, the Compensation Committee considers:

•	the amount previously awarded on an annual basis to the executive,

•	the total value of unvested equity awards held by the executive, and

•	the executive’s overall performance, our performance during the year and the dilution to the stockholders.

In 2015 we granted our employees 1,255,696 equity awards, of which 648,296 were granted to our NEOs, to either entice them to either join or remain with us and to motivate them to achieve certain goals.

Perquisites

The Company does not offer any perquisites for the exclusive benefit of the NEOs. Our healthcare, insurance, and other welfare and employee-benefit programs are the same for all eligible domestic employees, including executive officers. Benefits provided include health and dental coverage, group term life insurance, disability programs and matching contributions to our 401(k) plan. We share the cost of health and welfare benefits with our employees, a cost that is dependent on the level of benefits coverage that each employee elects. The benefits provided to foreign employees are typically determined by the laws of the countries they reside in. We have no outstanding loans of any kind to our executive officers.

Clawback Policy

We have a Clawback Policy that provides that certain performance-based compensation is recoverable from an executive officer if the Company determines that an officer has engaged in knowing or intentional fraudulent or illegal conduct that caused or substantially caused the need for a restatement of the Company’s financial results. Performance-based compensation includes cash payments and any other awards pursuant to any Company incentive plan made on or after January 1, 2009 where payment was predicated on achieving certain financial results. If the Board or an authorized committee determines that any such performance-based compensation would have been at a lower amount had it been based on the restated financial results, the Company will, to the extent practicable and permitted by applicable law, seek recoupment from such officer of the portion of such performance-based compensation that is greater than that which would have been awarded or earned had such compensation been calculated on the basis of the restated financial results.

Employment and Other Agreements

We typically do not offer employment agreements and the only current employee with such an agreement is our Chief Executive Officer. On December 31, 2014 we amended the Company’s agreement with Dr. Fan and it now terminates on December 31, 2017. In the event Dr. Fan’s employment is terminated without cause or dies or in the event of a change in control and Dr. Fan’s position, compensation or responsibilities change within twelve (12) months following the change of control or the parties do not extend or renew his employment agreement upon its expiration on comparable terms, Dr. Fan and his spouse will receive $30,000 per year for 10 years following termination to cover medical expenses, severance pay of $1,500,000 payable in 24 monthly installments and his unvested stock awards will immediately vest. The agreement also contains covenants not to compete, non-solicitation clauses and our rights to inventions developed by Dr. Fan.

Our Equity Plans provide for the acceleration of the vesting of unvested stock options and restricted stock awards in the event of a change in control.

Policies Regarding Stock Ownership and Related Matters

We believe that by holding shares of our stock and options to purchase our common stock, our executives will have interests that are more closely aligned with those of our stockholders.

We have share ownership and retention guidelines that require each director of the Company to own shares of our common stock or options to purchase shares of our common stock having an aggregate market value of at least three times the cash component of the director’s annual retainer (excluding committee retainers) for service on the Board.

In addition, the guidelines require our CEO to own shares of our common stock having an aggregate market value of at least three times his or her annual base salary. Our directors and our CEO have five years from the time they become subject to the stock ownership guidelines to achieve the target ownership thresholds. In 2015, all of our executives and directors were on track to maintain compliance with the minimum stock ownership guidelines.

We have an Insider Trading Policy that governs our executive officers, directors and other persons considered to be insiders under the policy. The policy imposes limits as to when and how our executives can engage in transactions in our securities and prohibits short sales of our common stock by all our personnel. All of our officers have established 10b5-1 plans with an independent broker. These plans typically govern the sale of an officer’s stock when our stock prices meet certain levels. These plans, generally, may only be adjusted during certain times of the year with the Company’s approval.

Tax and Accounting Implications

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, as amended (the “Code”), which generally disallows a tax deduction to public companies for certain compensation in excess of $1.0 million paid in any year to a company’s chief executive officer and the four other most highly compensated officers. Certain compensation, including qualified performance based compensation, will not be subject to the deduction limitation if certain requirements are met. Although the Compensation Committee has not adopted any specific policy with respect to the application of Section 162(m), we generally seek to structure any long-term incentive compensation granted to our executive officers in a manner that is intended to avoid disallowance of deductions under Section 162(m).

Accounting for Stock-Based Compensation

As discussed in our Annual Report on Form 10-K for the year ended December 26, 2015, the accounting for stock-based awards requires the measurement and recognition of compensation expense based on the fair value of all share-based payment awards made to employees and directors, including stock options and employee stock purchases under employee stock purchase plans. We are required to account for share-based compensation transactions using a fair value method and recognize the related expense associated with share-based payments in our statement of operations. Stock-based compensation cost is measured at the accounting measurement date based on the fair value of the award and is recognized as expense over the service period, which generally represents the vesting period. The expense recognized over the service period is required to include an estimate of the awards that will be forfeited.

Since 2004 we have only issued restricted stock awards and the fair value of the award is typically based on the closing price of our stock on the NASDAQ on the day of grant. All employees are eligible to participate in our equity award program but the number of employees who actually participate annually has been reduced and does not typically included employees who are paid on an hourly basis or are below the level of Director.

Reducing the Possibility of Excess Risk-Taking

The Compensation Committee has determined that the risks arising from the compensation policies and practices for employees of the Company are not reasonably likely to have a material adverse effect on the Company as a whole. The Compensation Committee noted several design features of the Company’s cash and equity-based incentive programs that reduce the likelihood of excessive risk-taking:

•	The program design provides a balanced mix of cash and equity, annual and long-term incentives.

•	We set performance goals that we believe are reasonable in light of past performance and current, and assumed future market conditions.

•	Equity grants typically vest over a multi-year period to encourage our executives to maintain a long-term perspective.

•	We use restricted stock because restricted stock retains value even in a depressed market and executives will be less likely to take unreasonable risks to get, or keep, options “in-the-money.”

•	The Compensation Committee has downward discretion over incentive program payouts.

•	For compensation benchmarking purposes, we employ an appropriate peer group derived from a standardized process.

Compensation Committee Report

Our Compensation Committee reviewed the Compensation Discussion and Analysis for the year ended December 26, 2015 and discussed this Compensation Discussion and Analysis with the Company’s management. Based on this review and its discussions with management, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the 2015 Annual Report of the Company.

By the Compensation Committee of the Board of Directors of Kopin Corporation.

COMPENSATION COMMITTEE

Morton Collins, Chairperson

Andrew Chapman

Named Executive Officer Summary Compensation Table

The following table summarizes the total compensation for the years ended December 26, 2015, December 27, 2014 and December 28, 2013, of those persons who served as our principal executive officer, our principal financial officer and our three next most highly compensated executive officers for the fiscal year ended December 26, 2015. We refer to these individuals in this proxy as our named executive officers.

Name and Principle Position	Year	Salary ($)	Bonus ($)(1)	Restricted Stock Awards ($)(2)	Option Awards ($)	Non-equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total $
John C.C. Fan(6) President, Chief Executive Officer, Chairman of the Board	2015	$553,261	$25,000	$1,381,387	—	$—	—	$8,380	$1,968,029
	2014	$531,794	$25,000	$—	—	$—	—	$8,513	$565,307
	2013	$505,492	—	$876,752	—	$—	—	$5,421	$1,387,665

Richard A. Sneider Treasurer and Chief Financial Officer	2015	$345,325	$25,000	$293,250	—	$—	—	$8,694	$672,269
	2014	$331,926	$25,000	$—	—	$—	—	$7,732	$364,658
	2013	$315,515	—	$287,100	—	$—	—	$4,833	$607,448

Boryeu Tsaur Executive Vice President—Display Operations	2015	$385,334	$25,000	$293,250	—	$—	—	$8,739	$712,323
	2014	$370,383	$25,000	$280,257	—	$—	—	$7,312	$682,952
	2013	$352,069	—	$287,100	—	$—	—	$4,833	$644,002

Hong Choi Chief Technology Officer	2015	$270,579	$25,000	$293,250	—	$—	—	$8,035	$596,864
	2014	$260,080	$25,000	$—	—	$—	—	$5,586	$290,666
	2013	$247,212	—	$287,100	—	$—	—	$4,300	$538,612

Michael Presz(7) Former Vice President—Government Programs and Special Projects	2015	$106,606	$55,000	$220,725	—	$—	—	$5,182	$387,513
	2014	$256,467	$25,000	$101,689	—	$—	—	$6,397	$389,553
	2013	$243,780	—	$287,100	—	$—	—	$4,622	$535,502

(1)	The amount represents a discretionary cash bonus awarded by the Company. Mr. Presz was paid a $55,000 retention bonus to stay until with us until the completion of certain negotiations with customers.
(2)	The amounts in the column reflect the number of shares of restricted common stock granted in a year multiplied by the closing share price of the Company’s stock as listed on NASDAQ on the date of grant. See notes 1 and 8 of the consolidated financial statements included in our Form 10-K for the year ended December 26, 2015, regarding assumptions underlying valuation of equity awards. The value of the restricted stock awards represents 70,000 shares of restricted stock awards that were granted to Mr. Presz before his termination. Of the 70,000 awards Mr. Presz earned 25,000 before his termination with us.
(3)	The amounts reflect cash bonus payments earned with respect to annual incentive plans and the value of shares of restricted stock earned under that year’s annual incentive plan for services performed in that year. The value of the shares of restricted stock earned under the annual incentive plan is typically computed as the number of shares earned multiplied by the closing share price of the Company’s stock as listed on NASDAQ on the date of grant. However in order that the plan can be finalized for the Compensation Committee the previous day’s closing price may be used if there is no significant change in the Company’s stock price.
(4)	We do not maintain any pension or non-qualified deferred compensation plan.
(5)	Amounts represent the Company’s matching contributions under the Company’s 401(k) Plan ranging from $4,849 to $7,800 per year and premiums paid for life insurance.
(6)	Dr. Fan is not compensated for his services as a director.
(7)	Mr. Presz left the Company on April 10, 2015 and accordingly the information presented represents his compensation from the beginning of the year through termination.

Grants of Plan-Based Awards for 2015

The following table sets forth information relating to restricted stock granted pursuant to our Equity Plans and annual performance cash bonus plans awarded during the year ended December 26, 2015 to each of our named executive officers:

Name	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock Awards(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John C.C. Fan(1)	2/13/15	—	—	—	—	—	—	353,296	—	—	$1,381,387
Richard Sneider(2)	2/13/15	—	—	—	—	—	—	75,000	—	—	$293,250
Boryeu Tsaur(2)	2/13/15	—	—	—	—	—	—	75,000	—	—	$293,250
Hong Choi(2)	2/13/15	—	—	—	—	—	—	75,000	—	—	$293,250
Michael Presz(2)	2/13/15	—	—	—	—	—	—	45,000	—	—	$175,950
Michael Presz(3)	2/13/15	—	—	—	—	—	—	25,000	—	—	$44,775

(1)	On February 13, 2015 the Compensation Committee granted shares of restricted stock which vest at the rate of 33%, 33% and 34% on each of the first three December 10ths following the grant date.
(2)	On February 13, 2015 the Compensation Committee granted shares of restricted stock which vest at the rate of 25%, on each of the first four December 10ths following the grant date.
(3)	On February 13, 2015 the Compensation Committee granted shares of restricted stock which vest upon the Company qualifying and delivering 25,000 units of a product with a customer by December 10, 2015.
(4)	The grant date fair market value of the stock award is the product of a) the number of shares of restricted common stock granted in the year multiplied by the closing share price of the Company’s stock as listed on NASDAQ on the date of grant multiplied by b) the probability of the award vesting. The probability of the award vesting is the historical percentage of awards that vested as a percentage of the number of awards granted.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The compensation paid to our named executive officers in 2015 summarized in the “Summary Compensation Table” was determined by our Compensation Committee. We enter into agreements with our named executive officers that define the criteria to earn their performance bonuses, terms of their restricted stock awards and for our Chief Executive Officer’s post-employment compensation. The material terms of these agreements are discussed under the caption “Compensation Discussion and Analysis—Employment and Other Agreements” and under the caption “Executive Employment Agreement/Other Potential Post-Employment Compensation” below.

Perquisites and Benefits

We provide benefit programs to executive officers and to other employees. The board of directors and executive management believe that perquisites for executive officers should be extremely limited in scope and value. As a result, Kopin has historically given nominal perquisites. The following table generally identifies such benefit plans and who may be eligible to participate.

Benefit Plan	Executive Officers	Certain Managers	Full Time Domestic Employees	Full Time Foreign Employees
401(k)	Yes	Yes	Yes	Not Offered
Defined Contribution to Retirement Plan	Not Offered	Not Offered	Not Offered	Yes(1)
Medical/Dental/ Vision Plans	Yes	Yes	Yes	Not Offered
Life and Disability Insurance(2)	Yes	Yes	Yes	Not Offered
Short Term Incentive Plan	Yes(3)	Yes(3)	Yes(4)	Not Offered
Equity Incentive Plan	Yes	Yes	Yes	Not Offered
Automobile Allowance	Not Offered	Yes(5)	Not Offered	Not Offered
Income Tax Planning services	Not Offered	Not Offered	Not Offered	Not Offered
Supplemental Early Retirement Plan	Not Offered	Not Offered	Not Offered	Not Offered
Employee Stock Purchase Plan	Not Offered	Not Offered	Not Offered	Not Offered
Deferred Compensation Plan	Not Offered	Not Offered	Not Offered	Not Offered
Supplemental Early Retirement Plan	Not Offered	Not Offered	Not Offered	Not Offered
Employee Stock Ownership Plan	Not Offered	Not Offered	Not Offered	Not Offered
Defined Benefit Pension Plan	Not Offered	Not Offered	Not Offered	Not Offered
Financial Planning Allowance	Not Offered	Not Offered	Not Offered	Not Offered
Country Club Memberships	Not Offered	Not Offered	Not Offered	Not Offered
Dwellings for Personal Use(6)	Not Offered	Not Offered	Not Offered	Not Offered

(1)	Kopin’s United Kingdom and Korean subsidiaries contribute to a government sponsored retirement program for its employees.
(2)	Kopin pays for life insurance equal to an employee’s base salary for domestic employees.
(3)	Kopin has a short term incentive plan pursuant to which certain officers and certain managers are paid a bonus if they remain with the company during the next fiscal year.
(4)	The Board of Directors has historically provided for a discretionary bonus award at the end of the fiscal year.
(5)	As the result of acquisitions in 2013 and 2012 several managers receive automobile allowances.
(6)	Kopin does not provide dwellings for personal use other than for temporary job relocation.

Executive Employment Agreement /Other Potential Post-Employment Compensation

As discussed above in our Compensation Discussion and Analysis, certain of our named executive officers and other employees have potential post-employment benefits. Our Equity Plans have provisions which may result in the acceleration of vesting of certain equity awards as a result of a change in control. In addition, the employment agreement with our Chief Executive Officer provides for certain post-employment benefits. The table below summarizes the effects on the compensation of our named executive officers as if the termination of employment or change of control provisions of the Equity Plans and employment agreement were triggered on December 26, 2015.

Name	Value of Equity Awards if a Change in Control Occurs on 12/26/15(1)	Health Care Benefits(2)	Severance Payments(2)
John C.C. Fan	$2,378,637	$202,300	$1,500,000
Richard A. Sneider	$275,838	—	—
Boryeu Tsaur	$500,078	—	—
Hong Choi	$275,838	—	—

(1)	Our Equity Plans provide for the acceleration of the vesting of our equity awards in the event of a change in control of the Company. The amounts in this column represent the value the executive officer would have received if there were a change of control of the Company on December 26, 2015, and his unvested restricted stock awards as of December 26, 2015 became vested. The restricted stock award value is computed by multiplying the number of unvested shares of restricted stock at December 26, 2015 by the closing price of the Company’s Common Stock on NASDAQ on December 26, 2015 ($2.99). There were no unvested stock options as of December 26, 2015.
(2)	We have entered into an employment agreement with our Chairman and Chief Executive Officer, Dr. John C.C. Fan, pursuant to which we have agreed to employ Dr. Fan as Chief Executive Officer. The agreement will terminate on December 31, 2017. In the event Dr. Fan is terminated without cause or dies or in the event of a change in control of the Company and Dr. Fan’s position, compensation or responsibilities change within twelve (12) months following the change in control or the parties do not extend or renew the his employment agreement upon its expiration on comparable terms, Dr. Fan and his spouse will receive $30,000 per year for 10 years following termination to cover medical expenses (the “Health Care Benefit”), severance pay of $1,500,000 payable in 24 equal monthly installments and his unvested stock awards will immediately vest. The employment agreement also contains covenants not to compete, non-solicitation clauses and our rights to inventions by Dr. Fan. The present value of the Health Care Benefit for Dr. Fan and his wife if triggered under this agreement is estimated to be $202,300 assuming we retain our current level of health care benefits.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table discloses information concerning stock options and unvested stock awards held by our named executive officers as of December 26, 2015 pursuant to our Equity Plans. Market value information is determined by multiplying the number of shares by the closing price of our common stock on NASDAQ on the last trading day of our 2015 fiscal year ($2.99 as of December 26, 2015).

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Yet Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That have Not Vested ($)
John C.C. Fan	—	—	—	—	—	795,531	$2,378,637	—	—
Richard A. Sneider	—	—	—	—	—	92,250	$275,838	—	—
Boryeu Tsaur	—	—	—	—	—	167,250	$500,078	—	—
Hong Choi	—	—	—	—	—	92,250	$275,838	—	—

OPTION EXERCISES AND STOCK VESTED IN 2015

The following table discloses information for each of our named executive officers regarding the exercise of stock option awards and the vesting of certain stock awards as of the end of our 2015 fiscal year.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
John C.C. Fan	—	—	505,265	$1,411,426
Richard A. Sneider	—	—	49,250	$134,945
Boryeu Tsaur	—	—	121,750	$371,595
Hong Choi	—	—	49,250	$134,945
Michael Presz	—	—	50,000	$178,500

(1)	Value realized equals number of shares vested multiplied by the closing price of our common stock on the NASDAQ Global Market on the day the shares vested.

Equity Compensation Plan Information

The following table sets forth information as of December 26, 2015 about shares of our common stock issuable upon exercise of outstanding options, warrants and rights and available for issuance under our existing equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	—	$—	2,232,758	(2)

(1)	Consists of the 2010 Equity Incentive Plan.
(2)	Shares available under the 2010 Equity Incentive Plan.

Director Compensation

Our Board approved compensation for non-employee directors is as follows:

•	Annual retainer: $45,000

•	Annual stock grant: 10,000 shares of restricted stock which vest on the anniversary of the grant

•	Meeting fees for Board, Compensation, Audit or Nominating Committee meetings: $1,000 per meeting

Committee membership fees paid annually:

•	Audit and Nominating Committee Chairperson: $10,000

•	Compensation Committee Chairperson: $6,250

•	Audit Committee member: $5,000

•	Nominating Committee member: $2,500

•	Compensation Committee member: $6,250

Each non-employee director is also entitled to receive an initial restricted stock award for 10,000 shares of our common stock on the date of his or her initial election to the Board. We also pay expenses for attendance at meetings of the Board and committees thereof.

The following table sets forth certain information regarding the compensation earned by or awards to each non-employee director who served on our Board of Directors in the 2015 fiscal year. Dr. Fan, who is an employee of Kopin, is not compensated for his services as a director.

Director Summary Compensation Table for 2015

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation ($)(3)	Total ($)
James K. Brewington	$53,500	$36,200	—	—	—	—	$89,700
David E. Brook	$50,000	$36,200	—	—	—	—	$86,200
Andrew H. Chapman	$72,250	$36,200	—	—	—	—	$108,450
Morton Collins	$72,250	$36,200	—	—	—	—	$108,450
Chi Chia Hsieh	$62,000	$36,200	—	—	—	—	$98,200
Michael J. Landine	$71,500	$36,200	—	—	—	—	$107,700

(1)	Each Board member received their annual restricted stock grant of 10,000 shares which vests on the anniversary of the grant if the person is still a member of our Board of Directors on such anniversary. The amounts in the column were determined by multiplying the number of shares of restricted common stock granted by the closing price of our common stock as listed on the NASDAQ on the day of grant. The 2015 grant occurred on May 8, 2015, and the closing price of our stock was $3.62.
(2)	There were no stock options issued in 2015.
(3)	No non-equity incentive compensation, pension, non qualified deferred compensation or other compensation payments were made as compensation for director services in fiscal year 2015 or are contemplated under our current compensation plan.

Audit Committee Report

The Audit Committee of the Board currently consists of Andrew H. Chapman, Morton Collins and Michael J. Landine, each of whom the Board has determined is independent under applicable SEC and NASDAQ Rules. The board also has determined that Mr. Landine is an “audit committee financial expert” under applicable SEC rules and regulations.

The purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s financial reporting, internal controls and audit functions. The Audit Committee charter, which is available at the Company’s website at www.kopin.com, under the heading “Investors: Corporate Governance,” describes in greater detail the full responsibilities of the Audit Committee.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting.

Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm, has been engaged to perform an independent audit of the consolidated financial statements and to express an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America and also to express an opinion on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee has reviewed and discussed the consolidated financial statements with management and Deloitte.

During the course of the 2015 fiscal year, management completed the documentation, testing and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related rules and regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during this process. In connection with this oversight, the Audit Committee received periodic updates provided by management and Deloitte at each regularly scheduled Audit Committee meeting. At the conclusion of the process, management provided the Audit Committee with, and the Audit Committee reviewed, a report on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee also reviewed the report of management contained in the Company’s Annual Reports on Form 10-K for the fiscal year ended December 26, 2015, filed with the SEC, as well as Deloitte’s Reports of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements and financial statement schedule, and (ii) the effectiveness of internal control over financial reporting for the year ended December 26, 2015. The Audit Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in fiscal year 2016.

The Committee has discussed with Deloitte the matters that are required to be discussed by applicable standards of the Public Company Accounting Oversight Board (“PCAOB”), including Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, and as adopted by the PCAOB, as well as Rule 2-07 of Regulation S-X of the SEC—“Communication with Audit Committees.” Deloitte have also provided to the Committee their letter required by PCAOB Ethics and Independence Rule 3526, “Communications with Audit Committees Concerning Independence,” and the Committee discussed with Deloitte the firm’s independence.

Based on its review and the discussion noted above, the Audit Committee recommended to the Board that the Company’s Consolidated Financial Statements for the fiscal year 2015 be included in the Company’s Annual Report on Form 10-K for the 2015 fiscal year for filing with the SEC.

Audit Committee

Michael Landine, Chairperson

Andrew H. Chapman

Morton Collins

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

Deloitte & Touche LLP, independent certified public accountants, has been the independent registered public accounting firm of the Company since 1985. The Board has recommended that the stockholders ratify the reappointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

A representative of Deloitte & Touche LLP is expected to be present at the Meeting and will be afforded an opportunity to make a statement, if such representative desires to do so, and will be available to respond to appropriate questions.

The Board recommends that the stockholders vote “FOR” the proposal to ratify the appointment of Deloitte & Touche LLP, and the enclosed proxy will be so voted unless a contrary vote is indicated.

The affirmative vote of the holders of a majority of the shares of our common stock represented in person or by proxy at the Meeting and entitled to vote is required to ratify the reappointment of Deloitte & Touche LLP as our independent registered public accounting firm for the current year. In the event the appointment of Deloitte & Touche LLP should not be approved by the stockholders, the Board will consider making another appointment to be effective at the earliest possible time but has no obligation to do so.

Audit Fees

The aggregate fees for the fiscal years ended December 26, 2015 and December 27, 2014 by the Company’s independent registered public accounting firm, Deloitte & Touche LLP, and member firms of Deloitte Touche Tohmatsu, were as follows:

Fee Category	Fiscal Year 2015	% of Total	Fiscal Year 2014	% of Total
Audit Fees	$800,114	99%	$895,000	99%
Audit-Related Fees	—	—	—	—
Tax Fees	8,479	1%	8,593	1%
All Other Fees	$2,600	—	$2,600	—

Total Fees	$811,193	100%	$906,193	100%

Audit Fees—consists of fees for the audit of our financial statements and attestation services relating to the report on our internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, review of the interim condensed consolidated financial statements included in quarterly reports, assistance with review of documents filed with the SEC, and services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements, and attestation services, except those not required by statute or regulation. For 2012 the fees included work related to sale of our III-V product line. Audit-Related Fees—consists of fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” Tax Fees—consists of fees for tax compliance and planning services. Tax compliance includes fees for professional services related to international tax compliance and preparation. Tax planning consists primarily of fees related to a transfer pricing study and preparation of our subsidiary tax returns.

All Other Fees—consists of fees for all other permissible services other than those reported above. For 2015 and 2014 the fees were for use of a research data base.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee pre-approves all audit and non-audit services provided by the Company’s independent registered public accounting firm prior to the engagement with respect to such services. The Chairman of the Audit Committee has been delegated the authority by the Audit Committee to pre-approve the engagement of the independent accountants when the entire committee is unable to do so. The Audit Committee approved 100% of the services listed under the preceding captions “Audit Fees,” “Audit-Related Fees,” “Tax Fees” and “All Other Fees.”

PROPOSAL 3

In accordance with Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as the provisions of Section 14A of the Exchange Act, we are providing our stockholders the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our named executive officers, which is described in the section titled “Compensation Discussion and Analysis” in this Proxy Statement. Accordingly, the following resolution will be submitted for a stockholder vote at the 2016 Annual Meeting:

“RESOLVED, that the stockholders of Kopin Corporation (the “Company”) approve, on an advisory basis, the overall compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis section set forth in the Proxy Statement for this Annual Meeting.”

As described in the section titled “Compensation Discussion and Analysis,” our executive compensation program is designed to provide a competitive level of compensation necessary to attract, motivate and retain talented and experienced executives and to motivate them to achieve short-term and long-term corporate goals that enhance stockholder value. In order to align executive pay with our financial performance and the creation of sustainable stockholder value, a significant portion of compensation paid to our named executive officers is allocated to performance-based, short- and long-term incentive programs to make executive pay dependent on our performance (or “at-risk”). In addition, as an executive officer’s responsibility and ability to affect our financial results increases, the portion of his or her total compensation deemed “at-risk” increases. Stockholders are urged to read the “Compensation Discussion and Analysis” section of this Proxy Statement which more thoroughly discusses how our compensation policies and procedures implement our compensation philosophy. The Compensation Committee and the Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.

This vote is merely advisory and will not be binding upon us or the Board. However, the Board values constructive dialogue on executive compensation and other important governance topics with our stockholders and encourages all stockholders to vote their shares on this matter.

Board Recommendation

The Board recommends that the stockholders vote to approve the overall compensation of the

Company’s named executive officers by voting “FOR” this resolution.

Proxies solicited by the Board will be voted “FOR” this resolution

COST AND METHOD OF SOLICITATION

We will pay the cost of soliciting proxies. Proxies may be solicited on behalf of the Company by directors, officers or employees of the Company in person or by telephone, facsimile or other electronic means. As required by the SEC, we also will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of our common stock.

DIRECTIONS TO THE ANNUAL MEETING

Offices of Morgan, Lewis & Bockius LLP, One Federal Street, Boston Massachusetts 02110

From the North: From the North: From I-93 South and the Tobin Bridge, take Exit 23 (Purchase Street/South Station). Upon exiting, proceed on Purchase Street and turn right onto Pearl Street. Turn left onto Franklin Street, then turn right onto Federal Street. Proceed to One Federal Street. From the South: Take I-93 north to Exit 20

(Mass. Turnpike/South Station). Stay in left lane. While on this long ramp, follow the sign for South Station/Chinatown. Continue straight (Lincoln Street) and at the 3rd traffic light turn right onto Summer Street. Take next left onto High Street then take first left onto Federal Street. Proceed to One Federal Street. From the West: Take the Mass. Turnpike (I-90) to Exit 24-A (South Station), following signs for Atlantic Avenue. At the 3rd traffic light, turn left onto Summer Street. Continue on Summer Street through 2 traffic lights, turning right onto High Street then take first left onto Federal Street. Proceed to One Federal Street. From Logan Airport: Follow the “Exit” signs from the airport to the Sumner Tunnel. Stay in the left lane of the tunnel. At the end of the tunnel, bear left and follow signs for Government Center. Turn left onto Congress Street. Follow Congress Street to Purchase Street. Turn right onto Purchase Street. Follow Purchase Street to Summer Street. Turn right onto Summer Street. Turn right at the next set of lights (High Street). On High Street take first left onto Federal Street. Proceed to One Federal Street. From the MBTA Red Line, Amtrak, and Commuter Rail (South Station): Coming out of South Station onto Summer Street, cross Surface Road and walk straight on to Federal Street. Continue on Federal Street, eventually crossing over Franklin Street. One Federal Street is on the left side of the street.

GENERAL

We are not aware of any other matter other than the foregoing to be brought before the Meeting. However, the enclosed proxy gives discretionary authority to the named proxies in the event any additional matters should be presented.

We will provide free of charge to any stockholder from whom a proxy is solicited pursuant to this proxy statement, upon written request from such stockholder, our Annual Reports on Form 10-K for the fiscal years 2014 and 2013 as filed with the SEC. Our 2015 Annual Report on Form 10-K is enclosed. Only one copy of the Annual Report and this proxy statement is being delivered to multiple stockholders sharing one address, unless we have received contrary instructions. Upon request, we will deliver a separate copy to a stockholder at a shared address to which a copy was delivered. If you received more than one copy of the proxy statement and wish to reduce the number of reports you receive, we will discontinue the mailing of reports on the accounts you select. Requests for the foregoing should be directed to Kopin Corporation, 125 North Drive, Westborough MA 01581, Attention: Chief Financial Officer, 508-870-5959.

We expect to hold our 2017 annual stockholder meeting on or about May 11, 2017, and proxy materials in connection with that meeting are expected to be mailed approximately thirty days prior to the meeting.

JOHN C.C. FAN

Chairman

KOPIN CORPORATION

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

125 NORTH DRIVE WESTBOROUGH, MA 01581

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
			☐	☐	☐
1.	Election of Directors
Nominees

01 John C.C. Fan 02 James K. Brewington 03 David E. Brook 04 Andrew H. Chapman 05 Morton Collins
06 Chi Chia Hsieh 07 Michael J. Landine

The Board of Directors recommends you vote FOR proposals 2 and 3.								For	Against	Abstain

2	PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY.							☐	☐	☐

3	AN ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.							☐	☐	☐

NOTE: IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.
For address change/comments, mark here. (see reverse for instructions)					☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, and Annual Report on Form 10K is/are available at www.proxyvote.com.

KOPIN CORPORATION
Annual Meeting of Stockholders
Wednesday, May 11, 2016 9:00 AM
This proxy is solicited by the Board of Directors of Kopin Corporation

The undersigned hereby appoints John C.C. Fan and Richard A. Sneider, and each of them, as proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to vote all the shares of our common stock of Kopin Corporation which the undersigned would be entitled to vote if personally present at the 2016 Annual Meeting of Stockholders to be held on Wednesday, May 11, 2016 at 9:00 a.m. at the offices of Morgan, Lewis & Bockius LLP, One Federal Street, Boston, Massachusetts 02110, or any adjournment thereof. This proxy hereby revokes all former proxies submitted by the undersigned stockholder.

THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” ALL DIRECTORS LISTED IN PROPOSAL (1), AND WILL BE VOTED “FOR” PROPOSALS (2), AND (3).
If you vote over the internet or by telephone, please do not mail your proxy card. Your vote is important. Please vote immediately.
Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side